Exhibit 99.1

Natera Acquires Reproductive Health Assets from Invitae

AUSTIN, Texas, Jan. 22, 2024 — Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA (cfDNA) testing, today announced that it has acquired from Invitae (NYSE: NVTA), a leading medical genetics company, certain assets relating to Invitae’s non-invasive prenatal screening and carrier screening business.

Natera has made an upfront payment in the amount of $10 million to Invitae. In addition, the transaction includes $42.5 million in potential milestone payments including cash and litigation-related credits.

Pursuant to the agreement, Invitae will transition its non-invasive prenatal screening and carrier screening customers to Natera.

“We are committed to providing excellent service, and we look forward to the opportunity to support additional patients and providers,” said Steve Chapman, chief executive officer of Natera.

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health, and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 180 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements and are not a representation that Natera’s plans, estimates, or expectations will be achieved. These forward-looking statements represent Natera’s expectations as of the date of this press release, and Natera disclaims any obligation to update the forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including with respect to our expectations regarding acquisitions, dispositions and other strategic transactions, which could disrupt our business, cause dilution to our stockholders or reduce our financial resources, or our expectations of the benefits of our tests and product offerings to patients, providers and payers. Additional risks and uncertainties are discussed in greater detail in "Risk Factors" in Natera’s recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available at www.natera.com/investors and www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 510-826-2350, investor@natera.com

Media: Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com